Exhibit 23.3
CONSENT OF KEEFE, BRUYETTE & WOODS, INC.
We hereby consent to the inclusion of our opinion letter to the Board of Directors of MAF Bancorp, Inc. as Annex B to the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 (No. 333-144081) of National City Corporation, which is incorporated by reference into this Registration Statement of Form S-4 of National City Corporation, relating to the proposed merger of MAF Bancorp, Inc. with and into National City Corporation, and to the references to our name and to the description of such opinion letter contained in the proxy statement/prospectus.
In giving such consent, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Keefe, Bruyette & Woods, Inc.
August 31, 2007
Keefe, Bruyette & Woods • 10 South Wacker Drive, Suite 3400 • Chicago, IL 60606
312.423.8200 • 800.929.6113 • Fax 312.423.8232